EXHIBIT 10.9
                                                                  ------------


                              COKE SUPPLY AGREEMENT
                              ---------------------


THIS CONTRACT made and entered into as of January 1, 1997, between EXXON COMPANY, U.S.A. (a division of Exxon Corporation), a New Jersey corporation, hereinafter called "Seller," and Great Lakes Carbon Corporation, hereinafter called "Buyer";


                                 ARTICLE I - TERM
                                 ----------------

This contract shall be effective for the period January 1, 1997, through December 31, 1999 provided, however, this contract shall be subject to earlier termination in accordance with provisions therefore contained in Articles V, VIII, XIII, and XIV, respectively.


                              ARTICLE II - DEFINITIONS
                              ------------------------

1. "Coke" shall mean green delayed sponge coke of the quality hereinafter specified produced at Seller's Baton Rouge Refinery.

2.  Metric Ton = 2204.62234 pounds.

3.  Wet short tons (WST) shall mean 2000 pounds of Coke and contained moisture.

4. Dry short tons (DST) shall mean 2000 pounds of dry Coke, with the dry weight of the Coke determined as provided hereinafter.

5. "Terminal" shall mean Seller's Refinery coke terminal that is located west of Seller's Baton Rouge refinery and which shall receive, crush, sample and load Coke onto barges on the Mississippi River.

6. "Contract Year" shall mean a calendar year beginning January 1 and ending December 31.

                                ARTICLE III - QUANTITIES
                                ------------------------

A.
Subject to the allocation provisions in Article X hereof and to the provisions of Article III.B below, Seller agrees to sell and Buyer agrees to purchase approximately CONFIDENTIAL INFORMATION OMITTED per year (to be supplied by approximately CONFIDENTIAL INFORMATION OMITTED per month) of Seller's Baton Rouge Coke production having the qualities as set forth in Article IV.

At least three working days prior to the beginning of each month of delivery, Seller will provide a best estimate forecast of Coke quantity and quality production for each coker at the Baton Rouge Refinery.

B.
The parties acknowledge that periodically Seller's Baton Rouge Refinery oper-ations may yield Coke having properties different than those set forth in
Article IV. In such event, notwithstanding any provision herein to the contrary, Buyer has no obligation to purchase the affected Coke production; provided, however, Seller may offer and Buyer may elect to purchase such affected Coke production in accordance with the terms of this Agreement, including, but not limited to Article V Price. If Seller offers such affected Coke production and Buyer elects to purchase, such purchase shall not be included in the allocation shown in Article III.A.

C.
Determination of the quantity of Coke shipped to Buyer by Seller for billing purposes shall be made in accordance with the procedures as outlined in
Article VII.

                              ARTICLE IV - QUALITY
                              --------------------

The parties acknowledge that the quality of Coke produced by Seller at its Baton Rouge Refinery may vary from time to time depending on Seller's refinery operations. Buyer and Seller agree that no provision in this Agreement shall be construed to require Seller to produce and sell Coke having specified qualities or to operate its refinery in a manner to produce Coke having any specified qualities; however, Seller shall endeavor to use, in its sole discretion, best efforts to make operational decisions to maximize the quality of the Coke produced at its Baton Rouge Refinery, without making any implied or expressed warranty as to the qualities of Coke produced. Seller expects to produce and deliver Coke that does not exceed the following maximum qualities:

                                Max. on Dry Coke
                   --------------------------------------
                   Sulfur             CONFIDENTIAL  Wt. %
                   Volatiles               "        Wt. %
                   Ash                     "        Wt. %
                   Vanadium                "        ppm
                   Nickel                  "        ppm
                   Vanadium & Nickel       "        ppm
                   Silicon                 "        ppm
                   Iron                    "        ppm
                   Calcium                 "        ppm
                   Sodium                  "        ppm
                   Shot                    "
                   HGI*                    "
                   --------------------------------------
* Typical range, not analyzed by Seller

Analysis of Coke quality produced shall be performed in accordance with Appendix A.

                               ARTICLE V - PRICE
                               -----------------

All Coke shall be purchased F.O.B. barge at Seller's Baton Rouge Terminal. Buyer shall pay a purchase price for Coke that adjusts based on certain qual-ities of Coke actually delivered. The purchase price shall be determined as follows:

1. The base purchase price for Coke containing CONFIDENTIAL INFORMAITON OMITTED and CONFIDENTIAL INFORMATION OMITTED shall be the Quarterly Base Purchase Price (QBPP) per dry short ton as determined below, calculated for the applicable quarter in which the Coke is delivered:

    A. 1Q97 QBPP = CONFIDENTIAL INFORMATION OMITTED Subsequent QBPPs shall be determined as follows:

        QBPP = CONFIDENTIAL INFORMATION OMITTED

        EXAMPLE:  CONFIDENTIAL INFORMATION OMITTED

        *Note:  CONFIDENTIAL INFORMATION OMITTED

    B. Pace E-1 used to calculate the above QBPP as set forth in Section 1.A. above for any delivery quarter shall be compared to Pace F for the same delivery quarter. If the difference between the applicable Pace E-1 and Pace F for a delivery quarter varies by more than plus or minus CONFIDENTIAL INFORMATION OMITTED of the Pace E-1 used to calculate the QBPP for that delivery quarter, the QBPP for that quarter shall be re-calculated, substituting Pace F for Pace E-1 in the QBPP formula. The difference between the original QBPP and the revised QBPP for that quarter as set forth in this Section 1.B. shall be added to or sub-tracted from the QBPP for the next delivery quarter.

    C.  Definitions for Article V price calculations:

        Pace E = Representative Green Coke Blend for Gulf Coast Calciners as reported in Table E-2 of the Pace Petroleum Coke Quarterly. EX: 4Q96 will be reported in the 4Q96 report which is expected to be published by Pace in the 1Q97.

        Pace E-1 = The most recently published monthly average estimate of Gulf Coast Anode Grade Calcined Coke Export Prices as reported in Table 1 of the monthly update of the Pace Petroleum Coke Quarterly.
        EX: February 1997 will be reported in the February 1997 monthly update which is expected to be published by Pace in March 1997.

        Pace F = Actual weighted average of calcined petroleum coke exports for Customs Districts New Orleans and Port Arthur as reported in Table F of the Pace Petroleum Coke Quarterly. Actual Delivery Quarter infor-mation will be reported by Pace in the quarter following delivery.
        EX: 4Q96 data will be reported in the 1Q97 report which is expected to be published by Pace in the 2Q97.

    D. Notwithstanding any provision herein to the contrary, Seller shall have the right to withhold up to CONFIDENTIAL INFORMATION OMITTED per month of shot free Coke for the purpose of making spot sales.

2.  Quality Adjustments:

    With respect to the actual delivery prices, what the Buyer pays will vary according to the following:

    CONFIDENTIAL - To reflect the quality of actual Coke delivered, for coke with CONFIDENTIAL content greater than CONFIDENTIAL the purchase price shall be decreased by CONFIDENTIAL of the applicable QBPP for each 0.1 wt% increase in the CONFIDENTIAL content above CONFIDENTIAL and increased by CONFIDENTIAL of the applicable QBPP for each 0.1 wt. % decrease in the CONFIDENTIAL content below CONFIDENTIAL (Ex CONFIDENTIAL in 1Q97 equals an increase of CONFIDENTIAL.
    For Coke with CONFIDENTIAL content less than CONFIDENTIAL the purchase price shall be increased by an additional CONFIDENTIAL for each 0.1 wt. % decrease in CONFIDENTIAL content below CONFIDENTIAL. The quality adjust-ments for less than CONFIDENTIAL are cululative. All values for CONFIDENTIAL percent are expressed to the nearest 0.1 wt. % in accordance with ASTM procedures E-29-90 shown in 2.E. below, and the price adjustment shall be rounded to the nearest $0.01/DST. (Ex: CONFIDENTIAL 1Q97 equals an increase of CONFIDENTIAL.

B. CONFIDENTIAL - To reflect the quality of actual Coke delivered, the purchase price shall be decreased by CONFIDENTIAL of the applicable QBPP for each 0.1 wt. % increase in the content above CONFIDENTIAL and increased by CONFIDENTIAL of the applicable QBPP for each 0.1 wt. % decrease in the CONFIDENTIAL content below CONFIDENTIAL. All values for CONFIDENTIAL percent are expressed to the nearest 0.1 wt. % in accordance with ASTM procedures E-29-90 shown in 2.E. below, and the price adjustment shall be rounded to the nearest $0.01/DST. (Ex: CONFIDENTIAL in 1Q97 equals an increase of CONFIDENTIAL.

C. CONFIDENTIAL - To reflect the quality of actual Coke delivered, the purchase price shall be decreased by CONFIDENTIAL of the applicable QBPP for each 10 ppm increase in the CONFIDENTIAL content above CONFIDENTIAL and increased by CONFIDENTIAL of the applicable QBPP for each 10 ppm decrease in the CONFIDENTIAL content below CONFIDENTIAL. All values for CONFIDENTIAL content are expressed to the nearest 10 ppm in accordance with ASTM procedures E-29-90 shown in 2.E. below, and the price adjustment shall be rounded to the nearest $0.01/DST. (Ex: CONFIDENTIAL 1Q97 equals a decrease of CONFIDENTIAL.

D. The final price will be the sum of the QBPP and the three quality adjust-ments shown above.

E.  ASTM Test Result Rounding Procedures (E-29-90)

    1.  If the last digit is >5, round up.

    2.  If the last digit is <5, round down.

    3.  If the last digit is 5:

        A.  If the digit before the 5 is even, round down.

        B.  If the digit before the 5 is odd, round up.

3.  Other:
    If, during the term of this Agreement (a) Pace should fail to publish any referenced price for purposes of the preceding formulas in Article V-1. through V-2. or (b) the pricing formula as described in ARticle V-1. and V-2. should result in a price for Coke that either party deems to be sufficiently misaligned with market conditions as to warrant a price change to reflect a fair market price, either party may request a change in the pricing basis for this Agreement. The party requesting the change shall notify the other party in writing, and Buyer and Seller shall meet or teleconference within sixty days following the giving of the Change Notification to discuss the pricing basis. If, within ninety (90) days following the receipt of the Change Notification, the parties do not reach a mutual agreement on what constitutes a fair and reasonable pricing basis, this Agreement will terminate on the ninety-first (91) day following the receipt of the Change Notification. During the period from the receipt of the Change Notification until the later of the conclusion of the pricing basis re-negotiation or Agreement termination, (a) Buyer will continue to pay for Coke in accordance with Article V or (b) if Pace has ceased to publish any referenced price for the applicable formula price determina-tion, Buyer will pay provisionally in accordance with Article V until a revised pricing formula is negotiated and such revised pricing formula shall be retroactive to the delivery quarter for which Pace ceased pub-lishing Pace E, Pace E-1 and/or Pace F data as described in Article V.

    Seller shall invoice Buyer (by AUTOFAX) for each Coke delivery to the following billing address:

                             Great Lakes Carbon Corporation
                             Attn:  Accounts Payable
                             16945 Northchase Drive, Suite 2200
                             Houston, TX 77060
                             Fax: (281) 775-4744

    Buyer shall pay the invoiced amounT via Electronic Funds Transfer (EFT). Payment shall be due on the tenth day after date of the invoice.


                              ARTICLE VI - DELIVERY
                              ---------------------

1. Coke delivered hereunder to Buyer shall be loaded by Seller into barges provided by Seller.

2. Title and risk of loss to the Coke delivered under this Agreement shall pass from Seller to Buyer when the barge is released to Buyer.

3. From the time of title transfer, Buyer shall be responsible for all barge transportation charges, as applicable, including demurrage, in route to Buyer's destination.

4. Seller shall be responsible for cleanliness inspection and approval of barges prior to loading.


                            ARTICLE VII - MEASUREMENTS
                            --------------------------

BARGES

A. The quantity of Coke loaded aboard barges shall be determined by a quali-fied independent inspector, selected by Seller. Cost of said inspection will be shared equally between Seller and Buyer. The moisture content, as determined in accordance with Appendix A, will be deducted from the wet Coke weight to determine dry weight of Coke delivered to the barge.

B. Seller shall cause the Terminal operator to take a composite Coke sample from each barge. The sample will be split by Seller's laboratory and a portion of at least one gallon will be made available to Buyer. Seller will analyze its sample for moisture, sulfur, volaties, ash and metals in accordance with the procedures in Appendix A. In the event Seller elects to have an independent laboratory analyze Seller's sample, the independent laboratory's analysis charges shall be split 50/50 between Buyer and Seller. Invoicing will be based on the analysis of Seller's sample. Both parties shall retain composite samples for a period of three months.

C. Seller will arrange for the duplicate laboratory composite sample to be sent to Buyer from Seller's courier's office (currently Metro Delivery). Buyer will be responsible for selecting a courier for delivery from Baton Rouge to Buyer's Plant and payment of courier's fee.

D. In case of any quality dispute, if the difference between Buyer's and Seller's analysis exceeds the variance shown below, an analysis shall be performed by a qualified independent inspector, agreed to by both parties, using the same ASTM procedures as outlined in Appendix A, with costs to be shared 50/50. The sample to be used shall be Seller's retained sample. A quality discrepancy shall be deemed to exist if the sample analysis between Buyer and Seller differs by more than any of the qualities listed below:

                                                    MAX. LAB
                    QUALITY          UNITS          VARIANCE
                    -------          -----          --------
                    Sulfur            wt.%             0.30
                    Volatiles         wt.%             0.80
                    Ash               wt.%             0.08
                    Vanadium          ppm                40
                    Nickel            ppm                50
                    Silicon           ppm                60
                    Iron              ppm                60
                    Calcium           ppm                40
                    Sodium            ppm                60

    In the event of a quality dispute, Buyer's acceptance of the Coke and/or Coke pricing for qualities of Coke delivered will then be based on the average of the two analytical results that are the closest together; i.e., the average of the two closest results reported by Seller, Buyer and inde-pendent lab. Both parties agree to review the allowable Max Lab Variance at six month intervals.


                                 ARTICLE VIII - TAXES
                                 --------------------

A. It is agreed that any duty, tax, gross receipts tax, sales or use tax, environmental fees or otherwise (but exclusive of taxes based on net income) which Seller may be required to collect or pay under any munici-pal, state, federal or other laws now in effect with respect to the manu-facture, sale, inspection, transportation, storage, delivery or use of the Coke covered by this Agreement shall be added to the price to be paid by the Buyer. With respect to any sales or use taxes due and owing, Seller agrees to delete such taxes provided that Buyer supplies Seller with a properly completed resale or exemption certificate.

B. With respect to any newly enacted taxes or fees, as enumerated above, that become effective after the date of this Agreement:

    (1) Seller shall give Buyer written notice of any such addition or increase and following receipt of such notice, Buyer may refuse by written reply to Seller within thirty days to pay such increse or addition. Seller shall then, by notice in writing given to Buyer within thirty days after receipt of Buyer's reply, advise Buyer whether or not Seller elects to pay the same without reimbursement from Buyer, and if Seller then elects not to pay aforesaid increases and additions without reimbursement from Buyer, Seller may terminate this Agreement immediately upon giving written notice to Buyer as to Coke remaining undelivered.

    (2) Buyer agrees to reimburse Seller for any such taxes and Seller agrees to assign any right to refund or protest to Buyer should Buyer wish to con-test such newly enacted taxes or fees; or,

    (3) Seller may, at Buyer's written request, pay such taxes or fes under protest and to take all actions necessary to contest the validity, applicability or any other like challenge with respect to the amount or application of any such taxes or fees and may institute actions necessary to recover said payments solely at Buyer's expense and through counsel designated by Buyer.


                     ARTICLE IX - INSPECTION CLAIMS AND LIABILITY
                     --------------------------------------------

A. Any claim for defect or variance in quality or shortage of quantity shall be made, and Seller shall be notified and given an opportunity to inspect, within ten days after (1) product(s) reach their destination, in the event Seller's analysis survey and inspection results were provided to Buyer before product(s) reached their destination or (2) Buyer receives Seller's analysis survey and inspection results, in the event Buyer receives same after delivery of products to their destination. Notwithstanding the preceeding sentence, in the event Buyer fails to unload and inspect Coke within ten days after the product reached its destination, Buyer may reject the product if it contains shot; provided, however, in the event Buyer rejects Coke, containing shot outside of the time period specified in the previous sentence, Buyer shall pay and be responsible for all barge demurrage and transportation costs accruing between the date the product reached its destination and the date of product rejection. Subject to the previous sentence, failure of Buyer to observe this provision or any action by Buyer which impedes identification of an alleged defect shall operate as a waiver of Buyer's rights to make any such claim; provided, however, that such failure or action shall not operate as a waiver of Buyer's right to make claims for bodily injury or property damage. In the event of a claim for defect or variance in quality, Seller shall provide the results of an independent lab analysis, in accordance with ARticle VII.D., within ten days of notification of the quality claim by Buyer, if Seller fails to provide Buyer with the independent lab analysis within ten days of the claim notification, Buyer's analysis shall be determinative of quality for purposes of acceptance of the Coke and pricing for the quality of Coke delivered.

    BUYER ASSUMES ALL RISKS OF LOSSES THAT RESULT FROM THE USE OF THE COKE PURCHASED HEREUNDER WHETHER USED SINGLY OR IN COMBINATION WITH OTHER SUB-STANCES OR IN ANY PROCESS PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL RELIEVE SELLER OF ANY RESPONSIBILITY FOR BODILY INJURY (INCLUDING DEATH) AND PROPERTY DAMAGE RESULTING FROM BREACH OF THE WARRANTIES CONTAINED HEREIN OR FROM SELLER'S NEGLIGENCE. SELLER SHALL NOT BE LIABLE, WHETHER
    AS TO GOODS DELIVERED OR FOR NON-DELIVERY OF GOODS, FOR ANY EXEMPLARY OR SPECIAL DAMAGES, OR FOR CONSEQUENTIAL DAMAGES EXCEPT FOR THOSE DAMAGES FOR BODILY INJURY (INCLUDING DEATH) OR PROPERTY DAMAGE WHICH PROXIMATELY RESULT FROM BREACH OF THE WARRANTIES CONTAINED HEREIN OR FROM SELLER'S SOLE NEGLIGENCE OR FROM SELLER'S RESPECTIVE SHARE OF JOINT NEGLIGENCE.

B. EACH PARTY TO THIS CONTRACT SHALL INDEMNIFY, DEFEND AND HOLD THE OTHER HARMLESS FROM CLAIMS, DEMANDS AND CAUSES OF ACTION ASSERTED AGAINST THE OTHER BY ANY OTHER PERSON (INCLUDING WITHOUT LIMITATION EMPLOYEES OF
    EITHER PARTY) FOR PERSONAL INJURY OR DEATH, OR FOR LOSS OF OR DAMAGE TO PROPERTY, RESULTING FROM THE WILLFUL OR NEGLIGENT ACTS OR OMISSIONS OF THE INDEMNIFYING PARTY. WHERE PERSONAL INJURY, DEATH, OR LOSS OF OR DAMAGE TO PROPERTY IS THE RESULT OF THE JOINT NEGLIGENCE OR MSICONDUCT OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE TO INDEMNIFY EACH OTHER IN PROPORTION TO THEIR RESPECTIVE SHARE OF SUCH JOINT NEGLIGENCE OR MISCONDUCT.


                            ARTICLE X - FAILURE TO PERFORM
                            ------------------------------

A. Any delays in or failure to perform by either Seller or Buyer shall not constitute default hereunder or give rise to any claims for damages if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of the party affected (and in the case of Seller, occurrences affecting a supplier or suppliers of Seller), includ-ing but not limited to, acts of God or the public enemy; expropriation or confiscation of facilities; compliance with any governmental allocation, functional divestiture law or rationing program or any other regulation, rule, order or request of any governmental authority (whether valid or invalid and whether similar or disimilar to those above named), acts of war, rebellin or sabotage or damage resulting therefrom; embargoes or other import or export restructions; reduction of transportation capacity; reduction in refining capacity; breakdown or temporary disruption of Seller's Baton Rouge Refinery operations; accidental breakdown of trans-portation facilities; inability to obtain necessary industrial supplies, energy or equipment; fires, floods, explosions, accidents or breakdowns; riots or strikes or other concerted acts of workers, whether direct or indirect; or any other causes whether or not of the same class or kind as those specifically above named which are not within the reasonable control of the party affected and which, by the exercise of reasonable diligence, said party is unable to prevent or provide against. In the event of such delay or failure, the party affected will give notice and full particulars in writing to the other party as soon as possible. In the event of such delay or failure, Seller shall not be obligated to purchase or obtain other Coke of the kind deliverable hereunder, or crude petroleum from which such Coke is derived. Neither party hereto shall be required to settle strikes, differences with workers or government claims by acceding to any demands when in the discretion of the party whose performance is interfered with, it would be inadvisable to accede to such demands.

B. If, for any reason whatsoever, whether within the control of Seller or not, Seller's supplies of Coke of the kind deliverable hereunder out of the Baton Rouge refinery are inadequate to meet its contract obligations to customers for such Coke, or if Seller determines, in its sole discretion, in consideration of raw material availability or refining conditions that it is appropriate to impose a plan of allocation, the obligation of Seller under this Agreement shall be reduced as Seller may determine as a part of a plan for allocation to its customers consistently applied on a pro rata basis. Seller, in its sole discretion, shall determine the Coke quality, quantity, and loading schedule available to its customers and, to the extent possible, will make such determinations after giving consideration to all customers' needs and preferences. In any allocation of Coke production, Seller's allocation plan shall include the following:

    1. Seller's "customers" for Coke of the kind deliverable hereunder shall mean (i) purchasers pursuant to current contracts and (ii) new purchasers to whom Seller determines to commence selling at its sole option. The new customers to whom volumes may be offered would be limited to those to whom a denial could be construed as condoning questionable trade practices such as restraint of trade.

    2. In the event Seller imposes an allocation as a result of or directly arising out of compliance with any governmental allocation, functional divestiture law or rationing program or any other rule or request of any governmental authority, "customers" defined in Article X.B.1. above shall also include purchasers to who Seller commences selling as a result of such governmental action. Seller shall have the right to give preference in any allocation as described in the preceding sentence to those customers whose needs (including resellers who sell for similar needs) are related to (i) protection of life or health, (ii) production and transportation of food and energy, (iii) mass transportation customers, and (iv) national defense.

    3. Seller's allocation plans shall be applied after making provisions for its own requirements for Coke of the kind deliverable hereunder for exploring for, producing, manufacturing and transporting all forms of energy, petroleum, petrochemical, mining, and energy products. In the context of this subsection, "Seller" shall include Exxon Corporation and all of its divisions, subsidiaries, and affiliates whether wholly or partially controlled and whether domestic or foreign.

C. Seller shall be under no obligation to make deliveries hereunder at any time when in its sole judgment it has reason to believe that the making of such delivery would be likely to cause strikes to be called against it or cause its properties to be picketed.

D. Neither Buyer or Seller shall be required to make up performance omitted on account of any of the causes set forth in Article X.


         ARTICLE XI - MODIFICATION, WAIVER, ASSIGNMENT & TERMINATION
         -----------------------------------------------------------

This Agreement may be modified or rescinded only by a writing signed by both parties or their duly authorized agents.

No waiver by either party of any breach of any of the covenants or conditions herein contained to be performed by the other party shall be construed as a waiver of any succeeding breach of the same or any other covenant or condition.

This Agreement is not assignable or tansferable by either party without the prior written consent of the other, which consent shall not be unreasonably withheld.

This Agreement terminates and supercedes any prior agreement between the parties hereto, covering the purchase and sale of Coke ecept for rights and obligations with respect to Coke delivered under any such prior agreement.


                             ARTICLE XII - NOTICES
                             ---------------------

Any notice required to be given under Articles X, XIII and XVII of this Agreement and any notice regarding any actual or alleged breach of this Agreement shall be sent by certified or registered U.S. Mail, return receipt requested, to the addresses set forth below or to such other addresses as either party may notify the other of in writing. Such notices shall be deemed to have been given on the date received by the other party.

     To Exxon at:                         To Buyer at:
     -----------                          -----------
     Exxon Company, U.S.A.                Great Lakes Carbon Corporation
     Attn: Industry Fuels Manager         Attn: Vice President - Raw Materials
     P.O. Box 2180                        16945 Northchase Drive, Suite 2200
     Houston, TX 77001                    Houston, TX 77060

All other written notices required to be given or contemplated hereunder shall be either personally delivered or sent by U.S. Mail, facsimile transmission, telex, or telegram to the addresses set forth below or to such other addresses as either party may notify the other of in writing.

     To Exxon at:                         To Buyer at:
     -----------                          -----------
     Exxon Company, U.S.A.                Great Lakes Carbon Corporation
     Attn: Industry Fuels Manager         Attn: Vice President - Raw Materials
     P.O. Box 2180                        16945 Northchase Drive, Suite 2200
     Houston, TX 77001                    Houston, TX 77060
     Fax: (713) 656-8091                  Fax: (281) 775-4744


                   ARTICLE XIII - NEW OR CHANGED REGULATIONS
                   -----------------------------------------

The parties are entering into this Agreement in reliance on the regulations, laws and arrangements with governments or governmental instrumentalities (hereinafter called "Regulations") in effect on the date of execution by Seller affecting the Coke sold hereunder insofar as said Regulations affect Buyer, Seller or Seller's suppliers. If the effect of any changes in any Regulations or of any new Regulations (1) is not covered by any other pro-vision of this Agreement, and (2) in the affected party's judgment, any such change has a significant and material effect upon the party (or if Seller, upon Seller's suppliers), the affected party may request renegotiation of the terms of this Agreement, to be completed within 60 days of written request thereof, failing which the affected party shall have the right to terminate this Agreement effective thirty days after the end of the said sixty-day period.

Such right to request renegotiation or, upon failure to agree, to terminate, shall without limitation also be available if Regulations undertake to regulate the prices of Coke covered by this Agreement.


                ARTICLE XIV - COMPLIANCE WITH LAWS AND REGULATIONS
                --------------------------------------------------

EACH PARTY AGREES TO INDEMNIFY, DEFEND AND HOLD THE OTHER PARTY, ITS
SUCCESSORS AND ASSIGNS, HARMLESS AGAINST ALL LOSSES, CLAIMS, CAUSES OF ACTION, PENALTIES AND LIABLILITIES ARISING OUT OF THE FIRST PARTY'S FAILURE TO COMPLY WITH ALL APPLICABLE FEDERAL, STATE AND LOCAL LAWS, ORDINANCES, REGULATIONS, RULES AND ORDERS, INCLUDING, BUT NOT LIMITED TO, THOSE GOVERNING POLLUTION,
AND SUCH FAILURE OF COMPLIANCE SHALL ENTITLE THE SECOND PARTY TO TERMINATE THIS AGREEMENT IMMEDIATELY.

                          ARTICLE XV - GOVERNING LAW
                          --------------------------

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY PRINCIPLES OF CHOICE OF LAWS IN TEXAS OR IN ANY OTHER STATE.


       ARTICLE XVI - EXPRESS WARRANTIES: EXCLUSION OF OTHER WARRANTIES
       ---------------------------------------------------------------

Seller warrants (i) that the Coke supplied hereunder will conform to the promises and affirmations of fact made herein, (ii) that it will convey good title to the Coke supplied hereunder, free of all liens, and (iii) that the Coke supplied hereunder shall be of merchantable quality.

THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED. THE IMPLIED WARRANTY OF FITNESS FOR PARTICULAR PURPOSE IS EXPRESSLY EXCLUDED AND DISCLAIMED.


                   ARTICLE XVII - FINANCIAL RESPONSIBILITY
                   ---------------------------------------

If, during the duration of this Agreement, in the sole judgment of Seller, reasonable grounds arise for believing the financial responsibility of Buyer has become impaired or unsatisfactory, advance cash payment or other adequate assurance of performance shall be given by Buyer upon written demand by Seller, and shipments may be withheld until such payment or assurance is received. If such payment or assurance is not received within 15 days of demand, Seller may terminate this Agreement at any time upon written notice. If there are instituted by or against Buyer proceedings in bankruptcy or under any insolvency law, Seller may terminate this Agreement at any time upon written notice.



                       ARTICLE XVIII - BUSINESS PRACTICES
                       ----------------------------------

Each party agrees:

(1) To comply with all laws and lawful regulations applicable to any activ-ities carried out in the name of or on behalf of the other party under the provisions of this Agreement and/or any amendments to it.

(2) That all financial settlements, billing and reports rendered to the other party as provided for in this Agreement and/or any amendments to it will to the best of its knowledge and belief reflect properly the facts about all activities and transactions related to this Agreement, which data may be relied upon as being complete and accurate in any further recording and reporting made by such other party for whatever purpose.

(3) To notify the other party promptly upon discovery of any instance where the notifying party fails to comply with provision (1) above, or where the notifying party has reason to believe data covered by (2) above is no longer accurate and complete.


                      ARTICLE XIX - CONFLICT OF INTEREST
                      ----------------------------------

Each party, in performing its obligations under this Agreement, shall establish and maintain appropriate business standards, procedures, and controls, including those necessary to avoid any real or apparent impropriety or adverse impact on the interests of the other party. Each party shall review with reasonable frequency during the term of this Agreement such business standards and procedures including, without limitation, those related to the activities of its employees and agents in their relations with the other party's employees, agents, and representatives, and other third parties.


                               ARTICLE XX - AUDIT
                               ------------------

Each party and its duly authorized representatives shall have the right to witness custody transfer measurement procedures. In addition, each party and its duly authorized representatives shall have access to the accounting records and other documents maintained by the other party which relate to materials being delivered to the other party under this Agreement, and shall have the right to audit such records at any reasonable time or times within three years after the termination of the Agreement.


                              ARTICLE XXI - DRAWBACK
                              ----------------------

Seller and Buyer reserve the right to claim duty drawback resulting from duly paid imported merchandise used in the manufacture of product delivered to Buyer. When said product is exported, or used in the manufacture of a product that is exported, Buyer will notify Seller promptly of its exportation. If duty drawback is applicable under the laws and regulations of U.S. Customs, Seller will prepare a mutually acceptable written agreement, detailing each party's responsibilities, to be executed by both parties.


                          ARTICLE XXII - ENTIRE AGREEMENT
                          -------------------------------

This writing and its Appendices are intended by the parties to be the final expression of their agreement and are also intended to be the complete and exclusive statement of the terms of this Agreement. There are no oral under-standings, repesentations or warranties affecting it.

In witness whereof, the parties hereto have duly caused this Agreement to be executed by their duly authorized representatives as of the date first above written.


Exxon Company, U.S.A.                       Great Lakes Carbon Corporation
(a division of Exxon Corporation)

By:_____________________________            By:___________________________
    Richard G. Oldham, Jr.

Title:  Manager Industry Fuels              Title:________________________
      --------------------------

Date:___________________________            Date:_________________________

                                 APPENDIX A
                                 ----------
             Sampling and Testing Procedure for Petroleum Coke
             -------------------------------------------------


1.  Sampling By Seller

    Representative Coke samples shall be obtained. Sample increments shall be regularly and systematically collated so that the gross sample will proportionately represent the contents of the barge. Duplicate samples shall be obtained upon request for the use of either party.

2.  Sample Preparation By Seller

    The gross sample shall be reduced by an acceptable method (quartering, riffle, etc.) to obtain sufficient material for analysis.

3.  Determination of Moisture, Volatile Matter and Ash By Seller

    Except for moisture, laboratory testing of petroleum Coke shall be per-formed using dry Coke samples. Moisture, volatile matter and ash shall be tested according to ASTM 5142-90 or any subsequent ASTM approved procedure. Procedure may be performed using automated analyzers such as MAC-400 or equivalent.

4. Determination of Sulfur, Vanadium, Silicon, Iron, Calcium, Sodium and Nickel Content by Seller

    The analytical sample shall be crushed to pass a number 60 mesh sieve.
    The sample shall be prepared by pressing a pellet with a suitable binder. The sample pellet must be prepared with the same binder and pressing force used to press standard pellets.

    Sulfur shall be tested (analyzed) by LECO according to ASTM D 1552-90. Vanadium, silicon, iron, calcium, sodium and nickel shall be analyzed by X-ray fluorescence using the Siemens Model 303. Seller reserves the right to develop ICP or A-A as reference procedures.

    Buyer and Seller agree that the sampling and testing procedures set forth in this Appendix A may be amended from time to time by mutual agreement of the parties. Any such amendment shall be documented in writing, signed by both parties.